Exhibit 23.2

Consent and Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Bella Petrella’s Holdings, Inc.
(A majority owned subsidiary of JVW Entertainment, Inc.)
Tampa, Florida

We hereby consent to the use in this Registration Statement of our report dated September 1, 2010 except for i) the table included in Note 2 and ii) Note 10, as to which the dates are December 3, 2010, relating to the financial statements of Bella Petrella’s Holdings, Inc. (a majority owned subsidiary of JVW Entertainment, Inc.), and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Pender Newkirk & Company LLP
Pender Newkirk & Company LLP
Certified Public Accountants
Tampa, Florida
December 3, 2010